International Frontier Resources Corporation

November 23, 2005

Eternal Energy Corp.
Attention: Mr. Brad Colby

Via: Email

Dear Brad,

Re: Farmout Offer - UKCS Quad 14

Further to our recent discussions this letter agreement will set forth the basic terms and conditions of International Frontier Resources Corporation (“IFR”) offer to Eternal Energy Corp. (“EEC”) to farmin on UKCS Quad 14, blocks 14/23 (SE/4) 14/28a and 14/29b (255 sq km) herein after referred to as “Quad 14 acreage”.

Quad 14 - Background

The Quad 14 acreage has been, or is in the process of, being converted to a traditional license from a promote license. In our discussion you indicated that EEC is interested in participating in the drilling a commitment well on the Quad 14 acreage. In this regard IFR advises as follows;

•	The license is currently held Palace Exploration UK - 90% and Challenger Minerals - 10%. The Quad 14 acreage is subject to a 3% royalty payable to Walter Oil & Gas UK.

•	IFR and Palace have entered into an agreement under the terms of which IFR has the right to acquire up to a 40% interest in the Quad 14 acreage.

•	Palace shall seek DTI approval to register the IFR interest in the Quad 14 acreage on title.

•
Palace and Challenger own a 3-D seismic survey over the Quad 14 acreage. The 3-D survey is owned Palace/Challenger -50% and Encana, now Nexen, 50%. The cost for IFR to purchase a copy of the 3-D seismic is US$9,000 per point.

•
Challenger has been appointed operator and Challenger will contract ADTI to drill the first well on the Quad 14 acreage on a turn key basis at an estimated D&A cost of USD$10 million. For clarity ADTI will act as drilling operator and will drill the test well to contract depth and acquire logs for an estimated turn key cost of US$10 million.

•	Palace is prepared to participate for up to a 50% interest and Challenger will participate for 10% of the cost to drill the commitment well on the Quad 14 acreage.

•	Should the DTI accept Palace’s request for a traditional license Palace will be required to drill one firm well on the Quad 14 acreage within two years from the date a traditional license is issued.

IFR is prepared to farmout 15% of the Quad 14 commitment well under the following terms and conditions;

1.
On or before January 5, 2006 EEC shall place US$90,000.00 in an escrow account at Tupper Jonsson & Yeadon offices in Vancouver BC. In the event EEC completes the farmin transaction contemplated in clause 2 hereof the escrow funds shall be paid to Palace Exploration UK as payment for 10% of the 3-D seismic costs (US$9,000 X 10).

2.
On or before February 5, 2006 EEC shall provide an irrevocable letter of credit for US$1,500,000.00 in favor of Palace Exploration (UK) Limited in trust with Tupper Jonsson & Yeadon. This amount represents 15% of the estimated turn key dry hole costs of US$10,000,000.00. In the event EEC does not provide a letter of credit in the amount of US$1,500,000.00 on or before February 5, 2006 the escrow funds of $US90,000.00 referred to in clause 1 hereof shall be released from escrow and paid to IFR as a non performance penalty and EEC shall have no further rights under this agreement.

3.
EEC agrees to pay 15% of the commitment well D&A turn key costs, estimated at US$10 million, 15% of the production testing costs estimated at US$1 million per drill stem test and 15% of all completion and all other costs incurred to the flow line outlet valve to earn a 10% interest in the Quad 14 acreage.

4.	EEC agrees to pay its 10% share of a 3% GORR payable to Walter Oil & Gas UK.

5.	EEC agrees to be bound by the terms and conditions of the IFR - Palace farmin agreement and Joint Operating Agreement.

6.	EEC agrees to pay its 10% share of the annual traditional license fees from February 5th, 2006 onward.

7.	EEC agrees to keep the terms of this letter agreement confidential unless required to disclose pursuant to regulatory authorities rules and regulations.

8.	EEC will provide IFR and Palace with a copy of any public announcement prior to issuance.

9.	The parties hereto agree to execute any future documentation required, including a formal Farmin and Joint Operating Agreement to effect the terms and conditions contained herein.

10.	IFR shall use its best efforts to have EEC novated into the Joint Operating Agreement.

11.	IFR shall use its best efforts to have EEC recognized on title by the DTI, in the event EEC is not recognized by the DTI then IFR and EEC shall enter into a mutually acceptable title Trust Agreement.

This offer is open for your acceptance until December 1, 2005, by signing and returning a copy of this letter by fax to 403-215-2788. Upon execution of this letter agreement the parties hereto agree to enter into a mutually acceptable formal agreement incorporating the basic terms and conditions contained herein.

Yours truly,

/s/ Pat Boswell
Pat Boswell
President

Agreed to and accepted this 29th day of November, 2005

Per: /s/ Bradley M. Colby
Eternal Energy Corp.